Exhibit 3.3

AVALANCHE INTERNATIONAL CORPORATION

CERTIFICATE OF DESIGNATIONS

OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

CLASS B CONVERTIBLE PREFERRED STOCK

AVALANCHE INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”)

 DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Board has duly determined that one hundred thousand (100,000) shares of preferred stock, par value $0.001 per share, shall be designated “Class B Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class B Convertible Preferred Stock, which resolution is as follows:

 RESOLVED, that the Certificate of Designations, Preferences, Rights and Limitations of Class B Convertible Preferred Stock (the “Certificate of Designations”) dated [ ], 2017 (the “Effective Date”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Nevada in the form as follows:

Section 1.             Designation and Amount. One hundred thousand (100,000) shares of the preferred stock of the Corporation, par value $0.001 per share, shall constitute a class of preferred stock designated as “Class B Convertible Preferred Stock” (the “Class B Preferred Stock”).  The relative rights, preferences and limitations of the Class B Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

Section 2.             Certain Definitions.   The following terms shall have the meanings defined in this Section 2:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control”, “controlled by” and “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)          one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)          a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)         a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)         a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)          the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

“Charter Documents” means the Corporation’s Articles of Incorporation and Bylaws.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, par value of $0.001 per share, of the Corporation and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits, provided that each such Contract shall provide for the payment of no less than $5,000.

“Conversion Date” shall have the meaning set forth in Article 6(b)(ii).

“Conversion Price” shall have the meaning set forth in Article 6(a).

“EBITDAS” shall mean earnings before interest, taxes, depreciation, amortization, and stock-based compensation.

“Effective Date” shall have the meaning provided in the second paragraph of this Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Holder” or “Holders” shall mean each holder of shares of Class B Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 4(a).

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liens” means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Liquidation” shall have the meaning set forth in Article 4(b).

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Class B Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Article 6(b).

“Parity Securities” shall have the meaning set forth in Article 4(a).

  “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Securities” shall have the meaning set forth in Article 4(a).

“Share Delivery Date” shall have the meaning set forth in Article 6(b)(ii).

“Stated Value” means $50.00 per share of Class B Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

Section 3. Dividends.

(a)          From after the Effective  Date, the Holders shall be entitled to receive, on a quarterly basis with payments to occur no later than 75 days in arrears from each reporting period (each, a “Dividend Payment Date”), subject to a year-end reconciliation, out of funds legally available therefor, dividends on each share of Class B Preferred Stock at a rate per annum equal to the greater of (A) five percent (5%) of GAAP net income of the MTIX operating business calculated for a particular calendar year, and (B) a $2.50 per share of Class B Preferred Stock (in either case, the “Dividend Percentage”).  All dividends provided for in clause (i) above shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Effective Date.

In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by the NRS, or any other applicable law, from paying any amounts under this Section 3(a), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under the NRS or any other applicable law.

(b)          All dividends paid with respect to shares of the Class B Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the Holders entitled thereto.

(c)          (i)           No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Class B Preferred Stock for all periods terminating on or prior to the date of payment of such full dividends on such Parity Securities.  If any dividends are not so paid in full, all partial dividends declared upon shares of the Class B Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Class B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Class B Preferred Stock and such Parity Securities bear to each other.

(ii)          So long as any share of the Class B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless full cumulative dividends determined in accordance herewith on the Class B Preferred Stock have been paid in full for all periods ended prior to the date of such.

(iii)          So long as any share of the Class B Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 3(c)(i)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(d)          Dividends payable on the Class B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(e)          Dividends payable on the Class B Preferred Stock shall be payable in cash or in Common Stock at the discretion of the Corporation. In the event that the Corporation elects to pay the dividends in Common Stock, it shall issue that number of shares of Common Stock determined by dividing the amount of the dividend by the average price per share for the ten (10) trading days immediately preceding the determination date as reported by Bloomberg, L.P.

Section 4.             Rank.

(a)          Rank. All shares of Class B Preferred Stock shall rank (i) senior to (A) all classes of Common Stock, and (B) any other class or series of capital stock of the Corporation hereafter created that specifically subordinates such class or series to the Class B Preferred Stock (collectively with the Common Stock, “Junior Securities”), and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Class B Preferred Stock (the “Parity Securities”).  Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Class B Preferred Stock (collectively, the “Senior Securities”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)          Upon the occurrence of a foreclosure of the Intellectual Property by a party or parties other than the Secured Parties (as such terms are defined in the contemporaneous Security Agreement by and among the Corporation, Pravin Mistry, Paul Johnson and Daniel Johnson) that leads directly to the voluntary or involuntary dissolution or winding up of the Corporation (a “Liquidation”), then out of the assets of the Corporation available for distribution to its shareholders whether from capital, surplus or earnings, the Holders of Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the Holders of the Common Stock or any other class of the Corporation’s capital stock, whether now existing or hereafter created, for each share of Class B Preferred Stock held by such Holders, an amount equal to the Stated Value.  If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Class B Preferred Stock the full preference amount to which they shall be entitled, the Holders of Class B Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts.  No other liquidation preference shall be payable with respect to the Class B Preferred Stock.

Section 5.             Voting Rights.

(a)          Voting Generally. Until the shares of Class B Preferred Stock shall become convertible, the Holders of the Class B Preferred Stock have no voting power whatsoever, except as otherwise provided by the NRS or in this Section 5.  After the shares of Class B Preferred Stock shall have become convertible, the Holders of the Class B Preferred Stock shall vote with the holders of Common Stock on an “as converted” basis.

(b)          Election of Directors. In the election of directors to the Corporation, for so long as the Holders own in the aggregate at least 100,000 shares of Class B Preferred Stock, the Holders, voting as a separate class, shall be entitled to elect by majority vote (with each share of Class B Preferred Stock entitled to one vote) two (2) individuals to the Board (each such individual, a “Class B Director”). A Class B Director may be removed at any time as a director on the Board (with or without cause) upon, and only upon, the written request of the holders of the outstanding shares of Class B Preferred Stock (voting as a separate class by a 2/3 majority vote with each share of Class B Preferred Stock entitled to one vote). In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Class B Director, then the Holders (voting as a separate class by majority vote with each share of Class B Preferred stock entitled to one vote) shall have the right to designate an individual to fill such vacancy. In the event that the Holders shall fail to designate in writing a representative to fill the vacant Class B Director seat on the Board, and such Board seat shall remain vacant until such time as the Holders elect an individual to fill such seat in accordance with this Section 5(b), and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

Section 6.             Conversion of Class B Preferred Stock.

(a)          Optional Conversion; Conversion Price. The Stated Value of each share of Class B Preferred Stock shall, commencing two (2) years from the Effective Date be convertible into such number of fully paid and non-assessable shares of Common Stock determined as follows: (i) if the aggregate market capital (the “Market Cap”) is $35,000,000 or less, at a 25% discount to the Market Price (as hereinafter defined), or (ii) if the Market Cap is greater than $35,000,000, at a 25% discount to the Market Price, provided that such discount shall be increased by dividing it by the quotient that shall be obtained by dividing $35,0000,000 by the Market Cap at the time of conversion (in either case, the “Conversion Price”) provided, however, that any such adjustment to the discount to the market price shall not exceed a discount of 75% and further provided, further, that in no event shall the Holder be entitled to convert any number of shares of Class B Preferred Stock in excess of that number of shares of Class B Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Class B Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Class B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

The Conversion Price shall be subject to adjustment as provided in Section 6(d) below.

For purposes hereof, the term “Market Price” shall mean the average trading price of the Common Stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the Conversion Date (subject to adjustment as provided in Section 6(d) below).

The Class B Preferred Stock may be converted in whole or in part.

(b)          Mechanics of Conversion.

(i)           Before any Holder of Class B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Class B Preferred Stock, the number of shares of Class B Preferred Stock to be converted, the number of shares of Class B Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Class B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Class B Preferred Stock to the Corporation unless all of the shares of Class B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Class B Preferred Stock promptly following the Conversion Date at issue.

(ii)          Shares of Class B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, and as soon as practicable after delivery of the certificate(s) evidencing the Class B Preferred Stock, and in any event within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Class B Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid.  Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Class B Preferred Stock pursuant to Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Class B Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion.

(iii)         The Holder of Class B Preferred Stock will be given prior written notice of any Change of Control Event such that a Notice of Conversion can be delivered prior to any such Change of Control Event.

(c)	Fractional Shares; Computation Certificates.

(i)          No fractional shares shall be issued upon conversion of the Class B Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half (1/2).

(ii)          Upon the occurrence of each adjustment of the Conversion Price of Class B Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Class B Preferred Stock no less than ten (10) calendar days prior to such adjustment a statement setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any Holder of Class B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Class B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Class B Preferred Stock.

          (d)          Adjustments of the Conversion Price.  The Conversion Price of the Class B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Recapitalization.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders of the Class B Preferred Stock shall thereafter be entitled to receive upon conversion of the Class B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Class B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Class B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Class B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)         Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Class B  Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class B Preferred Stock had been converted into Common Stock on the date of such event.

(iv)         Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class B Preferred Stock had been converted into Common Stock on the date of such event.

(v)           Adjustment for Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Class B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate of Designation shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Class B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders of Class B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Class B Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder of Class B Preferred Stock, the obligation to deliver to such Holders of Class B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder of Class B Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Class B Preferred Stock.

(e)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class B  Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class B Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class B Preferred Stock.

(f)           Notice of Record Taking.  In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Class B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)          Status of Shares.  All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(h)          Notice.  Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Class B Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Class B Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) ten (10) calendar days prior to any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(i)           Cancellation of Class B Preferred Stock. In the event any shares of Class B Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(j)           Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (b) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (a) above.  If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(k)          Floor Price.  Notwithstanding the provisions of this Section 6, no adjustment made in accordance with this Section 6 shall cause the Conversion Price of the Class B Preferred Stock to be less than $0.50 (the “Floor Price”).

Section 7.             Negative Covenants.  For so long as the Holders of Class B Preferred Stock shall continue to hold at least twenty five percent (25%) of the shares of Class B Preferred Stock issued on the date any such shares were first issued to the Holder (the “Issuance Date”), without  (a) the affirmative consent or approval of the Majority Holders of the shares of Class B Preferred Stock then outstanding, or (b) the written consent of the Class B Directors, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary to:

(a)          in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Class B Preferred Stock;

(b)          in any manner alter or change the designations, powers, preferences or rights, qualifications or limitations or restrictions of any other shares of capital stock of the Corporation in any manner materially adversely affecting the Class B Preferred Stock;

(c)          issue any additional shares of Class B Preferred Stock issued on the Issuance Date;

(d)          set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding, except for the repurchase from employees of the Corporation, pursuant to the provisions of the Corporation’s 2016 Stock Incentive Plan, upon such employees’ termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;

(e)          take any action to amend, modify, alter or repeal any provision of its Charter Documents which would have an adverse effect on the Class B Preferred Stock taken as a whole;

(f)           reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Class B Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Class B Preferred Stock, or (B) which in any manner adversely affects the Holders of Class B Preferred Stock;

(g)          create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

(h)          Enter into an agreement to do any of the things described in clauses (a) through (g) of this Section 7.

Section 8.             Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Class B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Class B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Class B Preferred Stock.

Section 9.            Waiver.  Any right or privilege of the Class B Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Class B Preferred Stock or other securities exercisable for or convertible into Class B Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.          Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Class B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 11.           Transfer of Class B Preferred Stock. A Holder may transfer some or all of its shares of Class B Preferred Stock without the consent of the Corporation.

Section 12.            Register.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Class B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Class B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Class B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 13.            Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s Articles of Incorporation and Bylaws.

Section 14.            Severability.  If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 15.            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 16.            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this March 7, 2017.

AVALANCHE INTERNATIONAL CORPORATION

By:	/s/ Philip E. Mansour
Name:	Philip Mansour
Title:	Chief Executive Officer

FORM OF CONVERSION NOTICE

To:          AVALANCHE INTERNATIONAL CORPORATION

The undersigned owner of this Class B Convertible Preferred Stock (the “Class B Preferred Stock”) issued by Avalanche International Corporation (the “Corporation”) hereby irrevocably exercises its option to convert __________ shares of the Class B Preferred Stock into shares of the common stock, $0.001 par value (“Common Stock”), of the Corporation in accordance with the terms of the Corporation’s Class B Convertible Certificate of Designations (the “Certificate of Designations”).  The undersigned hereby instructs the Corporation to convert the number of shares of the Class B Preferred Stock specified above into shares of Common Stock issued at conversion in accordance with the provisions of Article 6 of the Certificate of Designations.  The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Class B Preferred Stock, if any, not being surrendered for conversion hereby, be issued in the name of and delivered to the undersigned unless a different name has been indicated below.  All capitalized terms used and not defined herein have the respective meanings assigned thereto in the Certificate of Designations.  So long as the Class B Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Class B Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons.

Date and time: _____________________________

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